                                                                     EXHIBIT 9.1

                               VOTING AGREEMENT


     VOTING AGREEMENT (this "Agreement"), dated as of October 6, 1999, by and among Schoeller Packaging Systems GmbH, a private company organized under the laws of the Federal Republic of Germany ("SPS") and the individuals and other parties listed on Schedule A attached hereto (together, the "Stockholders"), each a stockholder of PalEx, Inc., a corporation organized under the laws of Delaware (the "Company").

     WHEREAS, concurrently with the execution of this Agreement, the Company, SPS and certain other parties have entered into an Amended and Restated Agreement and Plan of Reorganization (as the same may be amended from time to time, the "Merger Agreement."), providing for the merger (the "Merger") of Merger Sub (as defined in the Merger Agreement) with and into the Company pursuant to the terms and conditions of the Merger Agreement;

     WHEREAS, each Stockholder owns the number of shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), set forth opposite his, her or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the ("Shares");

     WHEREAS, each of the Stockholders has agreed, upon the terms and subject to the conditions set forth herein, to vote its Shares at a meeting of the Company's Stockholders in favor of approval of the Merger Agreement; and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, SPS has requested that each Stockholder enter into this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. Agreement to Vote Shares. The Stockholders agree during the term of this Agreement to vote their respective Shares, in person or by proxy, in favor of approval of the Merger Agreement at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof (each, a "Stockholders' Meeting").

     2. No Voting Trusts. Each of the Stockholders agrees that it will not, nor will such Stockholder permit any entity under such Stockholder's control to, deposit any of such Stockholder's Shares in a voting trust or subject any of its Shares to any arrangement with respect to the voting of its Shares inconsistent with this Agreement.

     3. No Other Grant of Proxy. Each of the Stockholders agrees that it will not, directly or indirectly, grant any proxies or powers of attorney with respect to the Shares (other than in connection with matters proposed by the Company, other than approval of the Merger Agreement, at an annual meeting of the Company) to any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a "person") other than SPS or any person designated in writing by SPS.

     4. Limitation on Dispositions. Without the prior written consent of SPS, each of the Stockholders shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of their Shares during the term of this Agreement. Without limiting the generality of the foregoing, each of the Stockholders shall not grant to any party any option or right to purchase their Shares or any interest therein. Each of the Stockholders acknowledge and agree that the transfer agent with respect to their Shares shall be given notice that their Shares are subject to the terms of this Agreement and such Shares shall not be transferred except in accordance with the terms of this Agreement.

     5. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other party will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

     6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of 10. (i) the Effective Time (as defined in the Merger Agreement); (ii) the date on which the Merger Agreement is terminated; and (iii) May 31, 2000. Upon such termination, no party shall have any further obligations or liabilities hereunder; provider, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

     7. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company (or who has been designated to the Board of Directors of the Company by a Stockholder) makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in its, his capacity as the record and/or beneficial owner, as applicable, of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder (or a designee of a Stockholder) in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

     8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof, including, without limitation, that certain Voting Agreement dated as of March 29, 1999 by and among SPS and the Stockholders, and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

     9. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, five (5) business days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

     If to the Stockholders to:

          [Stockholder] c/o Edward Rhyne
          General Counsel
          PalEx, Inc.
          6829 Flintlock Road
          Houston, Texas 77040
          Telephone: (713) 332-6145
          Facsimile: (713) 332-6146

     With a copy to:

          Edward Rhyne
          General Counsel
          PalEx, Inc.
          6829 Flintlock Road
          Houston, Texas 77040
          Telephone: (713) 332-6145
          Facsimile: (713) 332-6146

     If to SPS to:

          Schoeller Packaging Systems GmbH
          Zugspitzstrasse 15
          D-82049 Pullach
          Germany
          Attention: Martin Schoeller
          Telephone: 49 89 74491 0

          Facsimile: 49 89 74491 299

     With a copy to:
          King & Spalding
          1185 Avenue of the Americas
          New York, New York 10036-4003
          Attention: Stephen M. Wiseman, Esq.
          Telephone: (212) 556-2265
          Facsimile: (212)  556-2222

or such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 9 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

     10. Miscellaneous. (a) Nothing contained in this Agreement shall be construed as creating any liability on the part of the Stockholders under the Merger Agreement.

     (b) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles.

     (c) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held in invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

     (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (e) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

     (f) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by the entities that are a party thereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                             SCHOELLER PACKAGING SYSTEMS GMBH


                             By: /s/ Martin Schoeller   /s/ Christoph Schoeller

                               /s/ Sam W. Humphreys

                              /s/ Elliot S. Pearlman

                              ELLIOT S. PEARLMAN LIVING TRUST
                              DATED AUGUST 7, 1992


                              By:  /s/ Elliot S. Pearlman
                                   Elliot S. Pearlman, Trustee

                              ELLIOT S. PEARLMAN LIVING TRUST
                              DATED JULY 2, 1996


                              By:  /s/ Elliot S. Pearlman
                                   Elliot S. Pearlman, Trustee

                              THE GIBSON REVOCABLE TRUST DATED
                              DECEMBER 30, 1982


                              By:   /s/ Gregg C. Gibson
                                    Gregg C. Gibson, Trustee


                              By:   /s/ Judith Gibson
                                    Judith Gibson, Trustee

                              MURPHY FAMILY PARTNERS, LTD.


                              By:  /s/ J. Michael Murphy
                                   J. Michael Murphy, General Partner

                              MURPHY FAMILY LAND COMPANY, LTD.


                              By:  /s/ J. Michael Murphy
                                   J. Michael Murphy, General Partner

                              MURPHY FAMILY INVESTMENTS, LTD.


                              By:   /s/ J. Michael Murphy
                                    J. Michael Murphy, General Partner

                              CDRCO NW LLC.


                              By:   /s/ A. Joseph Cruz
                                    A. Joseph Cruz


                              By:   /s/ Philip M. Freeman
                                    Philip M. Freeman

                              /s/ Stephen C. Sykes

                              /s/ Casey A. Fletcher

                              A.E. HOLLAND JR., TRUSTEE OF THE
                              ALFRED ELTON HOLLAND JR. REVOCABLE
                              TRUST DATED SEPTEMBER 4, 1994


                              By:   /s/ A.E. Holland, Jr.
                                    A.E. Holland, Jr., Trustee

                              /s/ Howe Q. Wallace

                              TROY FRASER & LINDA FRASER JT TEN




                              /s/ Troy Fraser




                              /s/ Linda Fraser

                                   Schedule A
                                   ----------


1.   The Pearlman Group/1/
2.   The Gibson 1982 Revocable Trust dated December 30, 1982
3.   The Murphy Group/2/
4.   CDRCo NW LLC/3/
5.   Stephen C. Sykes
6.   Casey A. Fletcher
7. A. E. Holland Jr., Trustee of the Alfred Elton Holland Jr. Revocable Trust dated September 4, 1994
8.   Howe Q. Wallace
9.   Troy Fraser & Linda Fraser JT TEN
10.  Sam W. Humphreys

_______________________
     /1/For purposes of this Schedule A only, "The Pearlman Group" means Elliot
S. Pearlman, the Elliot S. Pearlman Living Trust dated August 7, 1992 and the Elliot S. Pearlman Living Trust dated July 2, 1996
     /2/For purpose of this Schedule A only, "the Murphy Group" means Murphy Family Partners, Ltd., Murphy Family Land Company, Ltd. and Murphy Family Investments, Ltd.
    /3/Controlled by A. Joseph Cruz and Phil Freeman